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                                                                     Exhibit 2.1

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made and entered into this 24th day of September, 2007, by and between IBT Bancorp, Inc., a Michigan financial services holding company ("IBT"), and Greenville Community Financial Corporation, a Michigan bank holding company ("GCFC") (sometimes hereinafter collectively referred to as "the parties").

                                    RECITALS

A. The parties have entered into that certain Agreement and Plan of Merger having an effective date of August 21, 2007 (the "Agreement") with respect to the merger of GCFC with and into IBT as described with particularity in the Agreement.

B. The parties now desire to modify certain terms and conditions of the Agreement as more particularly provided in this First Amendment.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

     1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

     2. Revised Exchange Ratio and Merger Consideration. The parties desire to revise the Exchange Ratio and Merger Consideration to provide that in the Merger, GCFC shareholders shall receive a combination of cash and IBT Common Stock in exchange for their GCFC Common Stock instead of receiving solely IBT Common Stock for their GCFC Common Stock. To effect this revision, the parties have agreed to delete the third paragraph of the Preamble, the definitions of "Exchange Ratio" and "Merger Consideration" in Section 1.1, Section 8.9 and Exhibit G, and replace each paragraph with the following provisions:

DELETED:

THIRD PARAGRAPH OF THE PREAMBLE:

     WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the "Merger"). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for shares of IBT;

ADDED:

THIRD PARAGRAPH OF THE PREAMBLE:

     WHEREAS, in accordance with the terms of this Agreement, GCFC will merge with IBT with IBT as the surviving entity (the "Merger"). Concurrently, shareholders of GCFC shall exchange their shares of GCFC for a combination of cash and shares of IBT;

DELETED:

DEFINITION OF "EXCHANGE RATIO" IN SECTION 1.1:

     "Exchange Ratio" shall mean the number of shares of IBT Common Stock into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

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          Subject to Section 3.3, one (1) share of IBT Common Stock for one (1)
          share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

ADDED:

DEFINITION OF "EXCHANGE RATIO" IN SECTION 1.1:

     "Exchange Ratio" shall mean the number of shares of IBT Common Stock and cash into which one (1) share of GCFC Common Stock shall be converted at the Effective Time, which shall be as set forth below:

          Subject to Section 3.3, .6659 of a share of IBT Common Stock and $14.70 of cash for one (1) share of GCFC Common Stock, based on a maximum of 773,103 shares of GCFC Common Stock outstanding.

DELETED:

DEFINITION OF "MERGER CONSIDERATION" IN SECTION 1.1:

     "Merger Consideration" shall mean the IBT Common Stock (and cash for any fractional share), to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

ADDED:

DEFINITION OF "MERGER CONSIDERATION" IN SECTION 1.1:

     "Merger Consideration" shall mean the cash and IBT Common Stock to be paid by IBT for each share of GCFC Common Stock, as set forth in Section 3.1.

DELETED:

SECTION 8.9 PUT RIGHTS:

     8.9 Put Rights. GCFC Shareholders who receive IBT Common Stock pursuant to the Merger (the "Merger Shares") shall have certain put rights as set forth in the Put Agreement which is attached hereto as Exhibit G.

DELETED:

EXHIBIT G - PUT AGREEMENT

     3. Entire Agreement. The Agreement, as amended by this First Amendment, embodies the entire understanding between the parties with respect to the subject matter thereof and hereof and can be changed only by an instrument in writing executed by both parties.

     4. Conflict of Terms. In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this First Amendment, the terms, covenants, conditions and provisions of this First Amendment shall control and govern the rights and obligations of the parties.

     5. Ratification. Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Agreement shall remain in full force and effect, and the parties hereby acknowledge and confirm that the same are in full force and effect.

     6. Execution. This First Amendment may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. Facsimile or electronic signatures shall be accepted by the parties as originals.

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     IN WITNESS WHEREOF, the parties have entered into this First Amendment to be effective as of the day and year first written above.

                                        IBT BANCORP, INC.


                                        By: /s/ Dennis P. Angner
                                            ------------------------------------
                                            Dennis P. Angner
                                            President and Chief Executive
                                            Officer


                                        GREENVILLE COMMUNITY FINANCIAL
                                        CORPORATION


                                        By: /s/ Theodore W. Kortes
                                            ------------------------------------
                                            Theodore W. Kortes
                                            President and Chief Executive
                                            Officer